Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC.

REVISES 2004 FINANCIAL GUIDANCE

NON-CASH CHARGES INCREASE

DUE TO SHORTENED TERM ON COMCAST CONTRACT

ENGLEWOOD, COLO. (March 17, 2004) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today revised its financial guidance for the full year 2004. In addition, in a separate press release, CSG announced a new contract with its largest customer, Comcast Cable.

“We are extremely pleased to have signed a new agreement with Comcast Corporation,” Peter Kalan, chief financial officer, said. “However, as a result of the new contract term, we are changing our financial guidance to reflect a change in our amortization of the Comcast client contract intangible asset.”

The original term of the contract that Comcast inherited with the acquisition of AT&T Broadband was set to expire at the end of 2012. The new contract has an expiration date of December 31, 2008. There is no impairment to the carrying value of the Comcast client contract intangible asset as a result of the new contract with Comcast. However, the shortened contract term requires CSG to accelerate the amortization of this intangible asset. The increase in amortization for 2004 as a result of this matter is approximately $5 million. The entire amount of the amortization of this intangible asset is recorded as a reduction in revenue, as opposed to expense recognition.

Financial Guidance

The chart below outlines CSG’s previously issued financial guidance, as well as the revised financial guidance. The change in financial guidance relates entirely to the acceleration of the amortization discussed above. All dollar amounts, except GAAP EPS are in millions.

Category	Original Full Year	Revised Full Year
Revenues	$520 -$535	$515 - $530
GAAP EPS	$0.77 -$0.87	$0.72 -$0.82
Amortization	$23	$28

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

CSG Systems International, Inc.

March 17, 2004

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly-owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; and 10) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.